Exhibit 99.1

FOR IMMEDIATE RELEASE

VEREIT® Announces $157.5 Million of Dispositions Accretively Redeeming $150.0 Million of Preferred Stock and Provides Updated August Rent Collection of 94%

PHOENIX, AZ, September 8, 2020 -- VEREIT, Inc. (NYSE: VER) ("VEREIT"), a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S., announced the closing of $157.5 million of dispositions in the third quarter to accretively fund the previously announced partial redemption of $150.0 million of its 6.70% Series F Cumulative Redeemable Preferred Stock (“Preferred Stock”) on September 20, 2020. The disposition total includes the Company’s share of a property contributed to the office partnership of $39.8 million. The other portfolio dispositions were comprised of an additional office sale for $107.0 million at a 5.6% capitalization rate as well as $10.7 million of non-core assets which included a Red Lobster restaurant.

Year-to-Date Transaction Summary as of September 2, 2020

•Dispositions totaled $356.7 million including the Company's share of dispositions contributed to the office partnership of $110.0 million
•Allocated $456.2 million of capital, including $300.0 million of 6.7% Preferred Stock redemptions and $156.2 million of property acquisitions, while also acquiring $246.8 million for the industrial partnership and $33.1 million for the office partnership
•Preferred Stock outstanding will be reduced to approximately $473.0 million from its original $1.1 billion in 2014
•Issued $600.0 million aggregate principal amount of 3.40% senior notes due 2028 to ultimately refinance its 3.75% convertible senior notes due December 2020

Rent Collection Update

As of September 2, 2020, VEREIT had received rent of approximately 87% for April, 86% for May, 86% for June, 92% for July and 94% for August.

Glenn J. Rufrano, Chief Executive Officer, stated, “We have continued to increase rent collection which has been well above 90% during the third quarter, with August coming in at 94%. Our capital allocation has accretively grown earnings by recycling assets into portfolio enhancing acquisitions, reducing our 6.7% Preferred Stock by another $300.0 million, and refinancing future debt at a lower cost. Our institutional partnerships have also provided incremental income in the form of acquisition and management fees and serve as an alternate capital source."

About VEREIT
VEREIT is a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. VEREIT has total real estate investments of $14.7 billion including approximately 3,800 properties and 88.9 million square feet. VEREIT’s business model provides equity capital to creditworthy corporations in return for long-term leases on their properties. VEREIT is a publicly traded Maryland corporation listed on the New York Stock Exchange. VEREIT uses, and intends to continue to use, its Investor Relations website, which can be found at www.VEREIT.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.  Additional information about VEREIT can be found through social media platforms such as Twitter and LinkedIn.

About the Data
Rent collection percentages disclosed are based on contractual rent and recoveries paid by tenants to cover estimated tax, insurance and common area maintenance expenses, including the Company's pro rata share of such amounts related to properties owned by unconsolidated joint ventures. Percentages are calculated using a denominator that reflects pre-COVID-19 rents that has not been adjusted for any rent relief granted. Amounts exclude any tenants in bankruptcy.

Forward-Looking Statements

Information set forth in this press release contains "forward-looking statements" which reflect VEREIT's expectations and projections regarding future events and plans, including statements regarding the redemption of the Series F Preferred Stock and the payment of the Redemption Price with proceeds from expected dispositions, increases in rent collections, accretive earnings growth including the refinancing of debt at a lower cost and income from our institutional partnerships. Generally, the words "anticipates," "assumes," "believes," "continues," "could," "estimates," "expects," "goals," "intends," "may," "plans," "projects," "seeks," "should," "targets," "will," variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which may be difficult to predict and beyond VEREIT's control, that could cause actual events and plans or could cause VEREIT's business, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. Further, information regarding historical rent collections should not serve as an indication of future rent collections. These factors include the risks and uncertainties detailed from time to time in VEREIT’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC's website at www.sec.gov. VEREIT disclaims any obligation to publicly update or revise any forward-looking statements contained in this press release whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | PChapman@Rubenstein.com

Investor Contact
Bonni Rosen, Senior Vice President, Investor Relations
VEREIT
877.405.2653 | BRosen@VEREIT.com